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                                                                   Exhibit 23.2

The Board of Directors
PSI-Med Corporation

   We consent to the use of our report on the balance sheets of PSI-Med Corporation as of May 31, 1998 and 1999, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended May 31, 1999, included herein and to the reference to our firm under the heading "Experts" in the Prospectus.

   Our report dated August 4, 1999, except as to note 9, which is as of September 20, 1999, contains an explanatory paragraph that states that Velocity.com acquired PSI-Med Corporation on September 20, 1999. As such, the PSI-Med Corporation financial statements as of May 31, 1998 and 1999 and for each of the years in the three-year period ended May 31, 1999 do not include any adjustments relating to the realization and classification of assets and liabilities that might be necessary to reflect the actions or future intentions of Velocity.com, Inc.

                                          KPMG LLP

Orange County, California

March 15, 2000